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                                                                   EXHIBIT 23.03

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the VERITAS Software Corporation 2003 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, and 2002 International Employee Stock Purchase Plan, of our report dated January 23, 2001, except for Note 20, insofar as it relates to the year 2000, as to which the date is March 14, 2003, with respect to the consolidated financial statements (as restated) and schedule of VERITAS Software Corporation for the year ended December 31, 2000, included in the Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

San Jose, California
May 27, 2003